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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CITIZENS REPUBLIC BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, MAY 27, 2009
PROXY STATEMENT

Thomas W. Gallagher
Executive Vice President
General Counsel and Secretary
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, MAY 27, 2009
To the Shareholders of Citizens Republic Bancorp, Inc.:
     Notice is hereby given that the annual meeting of shareholders of Citizens Republic Bancorp, Inc. (the “Corporation”) will be held in the Maple Room located in the Genesys Conference and Banquet Center (located in the same building as the Genesys Athletic Club) at 805 Health Park Blvd. in Grand Blanc, Michigan, on Wednesday, May 27, 2009, at 10:00 a.m., local time, for the following purposes:
     (1) To elect four (4) directors to serve a one (1) year term, or until their successors are duly elected and qualified;
     (2) To approve the compensation of certain of our executive officers;
     (3) To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009; and
     (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS NOMINATED, A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS AND FOR THE RATIFICATION OF OUR INDEPENDENT AUDITORS.
     Shareholders of record of our common stock outstanding at the close of business on March 31, 2009 are entitled to notice of and to vote at the meeting.
     You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. In the alternative, you may vote via the Internet or by telephone by following the procedures set forth on the enclosed proxy card. You may still vote in person if you attend the meeting and are a shareholder of record or have a legal proxy from a shareholder of record.

By Order of the Board of Directors,

/s/ Thomas W. Gallagher
Thomas W. Gallagher
Executive Vice President,
General Counsel and Secretary
Flint, Michigan
April 15, 2009

Citizens Republic Bancorp, Inc.
328 South Saginaw Street
Flint, Michigan 48502

PROXY STATEMENT

Meeting Information
     We are delivering this proxy statement to our shareholders in connection with the solicitation of proxies by our board of directors for our annual meeting of shareholders to be held on May 27, 2009 and any adjournments of the meeting. This proxy statement, the proxy and the notice of annual meeting of shareholders are first being provided to our shareholders on or about April 17, 2009. The meeting will be held in the Maple Room at the Genesys Conference and Banquet Center (located in the same building as the Genesys Athletic Club) at 805 Health Park Blvd. in Grand Blanc, Michigan. Directions to attend the meeting in person may be obtained by contacting Ms. Kristine Brenner, Director of Investor Relations at 810-257-2506.
Voting Information
Record Date
     Shareholders as of the close of business on March 31, 2009 will be entitled to be present and to vote at the meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the meeting. There are no other classes of our stock entitled to vote at the meeting. On March 31, 2009, there were 126,298,743 shares of our common stock outstanding and entitled to vote and 300,000 shares of our fixed rate cumulative perpetual preferred stock, Series A outstanding. Our outstanding preferred stock is not entitled to vote on the matters to be voted upon at the meeting.
How to Vote
     The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting.
     If you hold your shares of our stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via the Internet at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100175&gkp=203215 or www.proxyvote.com and following the instructions;

•	By proxy via telephone at 1-800-690-6903 on a touch-tone phone and following the recorded instructions;

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope; and

•	By coming to the meeting and voting your shares in person.

     Any vote by proxy, Internet or telephone may be revoked by you at any time before the meeting by (1) giving written notice of such revocation to the corporate secretary, (2) by executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy or Internet or telephone vote, or (3) if you are a shareholder of record or have a legal proxy from a shareholder of record, by voting in person at the annual meeting. Shareholders who vote via the Internet or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy.
     If a broker, bank or other nominee holds your shares (“street name” ownership), you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a proxy, executed in your favor, from the broker, bank or nominee to do so.
     We will bear the cost of soliciting proxies, which will be solicited primarily by mail. We have retained the Altman Group, specialists in proxy solicitation, to solicit proxies from brokers, bank nominees, and other institutional holders of our common stock at an anticipated cost of $8,000 plus certain out-of-pocket expenses. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. We may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by them and to obtain authorization for the execution of proxies. We expect to reimburse these institutional holders for their reasonable expenses in connection with these activities.
Voting Requirements and Manner of Voting Proxies
•	The shareholders will elect directors. Each outstanding share is entitled to vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast for that director. Votes cast includes votes cast to withhold authority to vote for a director and excludes abstentions. An incumbent director who does not receive a majority of the votes cast for that director position is required to tender his or her resignation to the board of directors, and the resignation will be reviewed by our corporate governance and nominating committee, which will make a recommendation to the board of directors as to whether it should accept or reject the resignation. This process is more fully described in our Bylaws.

•	The shareholders will vote on approval of the compensation of our executives. The compensation of certain of our executive officers will be approved if authorized by a majority of the votes cast by shareholders at the meeting.

•	The shareholders will vote on the ratification of the appointment of our independent auditors. The appointment will be ratified if approved by a majority of the votes cast by shareholders at the meeting.
     The shares represented by properly executed proxies received by Internet, telephone or by mail will be voted in the manner specified, and where there are no instructions given, will be voted in favor of the director nominees, in favor of our executive compensation arrangements, and in favor of ratifying the appointment of our independent auditors.

     Withheld votes, abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. “Broker non-votes” result when shareholders hold their shares in street name and do not provide voting instructions to their broker or other nominee. Those shares will not be voted on any proposal on which the broker or other nominee does not have discretionary authority to vote under applicable rules.
     The persons named in the proxy to represent shareholders who are present by proxy at the meeting are Lizabeth A. Ardisana and Stephen J. Lazaroff.
Meeting Attendance
     If you plan to attend the meeting and your shares of common stock are registered in your name, your admission ticket is either the top-half of your proxy card or your Notice Regarding the Availability of Proxy Materials. If you hold your shares in street name, you will need to bring with you a letter from your broker or nominee confirming your beneficial ownership of common stock as of the record date.
Important Notice Regarding Delivery of Annual Report and Proxy Statement
     To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, our Annual Report for the fiscal year ended December 31, 2008, and the Notice Regarding the Availability of Proxy Materials to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.
     If you share an address with another shareholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at sendmaterial@proxyvote.com, or calling us at 1-800-579-1639.

SECURITY OWNERSHIP
Certain Beneficial Owners
     The table below includes all of our shareholders that we know to beneficially own more than five percent of our common stock as of December 31, 2008, unless otherwise indicated.

								Common
								Stock
								Beneficially
								Owned as a
								Percentage
								of
	Common Stock							Outstanding
Name and address of	Beneficially	Investment Power			Voting Power			Common
Beneficial Owner	Owned	Sole	Shared	None	Sole	Shared	None	Stock
Barclays Global Investors (Deutschland) AG Apianstrasse 6 D-85774 Unterfohring, Germany(1)	7,161,328	7,161,328	-0-	-0-	6,856,811	-0-	-0-	5.7%

Schneider Capital Management Corporation 460 E. Swedesford Rd. Suite 2000 Wayne, PA 19087(2)	6,344,522	6,344,522	-0-	-0-	4,610,306	-0-	-0-	5.0%

Wellington Management Company, LLP 75 State Street Boston, MA 02109(3)	10,837,500	-0-	10,837,500	-0-	-0-	9,821,700	-0-	8.6%

(1)	The information furnished for Barclays Global Investors (Deutschland) AG is based upon information as of December 31, 2008 contained in Schedule 13G filed with the Securities and Exchange Commission, a copy of which was provided to us.

(2)	The information furnished for Schneider Capital Management Corporation is based upon information as of December 31, 2008 contained in Schedule 13G filed with the Securities and Exchange Commission, a copy of which was provided to us.

(3)	The information furnished for Wellington Management Company, LLP is based upon information as of December 31, 2008 contained in Schedule 13G filed with the Securities and Exchange Commission, a copy of which was provided to us.

Management
     The following table reflects the beneficial ownership of our common stock as of March 31, 2009 by:

•	Each director and nominee for election to our board of directors;

•	Each executive officer named in the “Executive Compensation — Summary Compensation Table,” whom we refer to as our Named Executive Officers; and

•	Our current directors and all executive officers as a group.

The information in the table has been obtained from these individuals and is reported in accordance with the applicable rules of the Securities and Exchange Commission, or Commission. Under these rules, a person is deemed to beneficially own stock if they have or share the power to vote or dispose of the stock or have the right to acquire the power to vote or dispose of the stock within the next 60 days. As a result, the amounts shown in the table do not necessarily reflect stock ownership for any purpose other than compliance with the Commission’s reporting requirements.

				Common Stock
				Beneficially Owned
				as a Percentage of
	Common Stock	Sole Voting and	Shared Voting and	Outstanding
Name	Beneficially Owned(1)	Dispositive Power	Dispositive Power	Common Stock
Lizabeth A. Ardisana	29,267	29,267	-0-	*
George J. Butvilas	228,783	228,648	135	*
Charles D. Christy	264,134	260,834	3,300	*
Robert S. Cubbin	19,800	19,800	-0-	*
Richard J. Dolinski	64,117	61,117	3,000	*
Roy A. Eon	103,346	100,480	2,866	*
William R. Hartman	738,710	738,710	-0-	*
Gary J. Hurand	428,095	89,588	338,507	*
Dennis J. Ibold	179,828	88,496	91,332	*
Benjamin W. Laird	31,397	31,397	-0-	*
Stephen J. Lazaroff	72,295	72,295	-0-	*
Cathleen H. Nash	132,631	132,631	-0-	*
Clinton A. Sampson	93,225	93,225	-0-	*
John D. Schwab	148,425	133,344	15,081	*
Kendall B. Williams	26,804	26,091	714	*
James L. Wolohan(2)	356,367	356,367	-0-	*
Steven E. Zack	90,250	90,250	-0-	*
All current directors and executive officers as a group (26 persons)	3,859,395	3,183,982	675,413	3.0%

*	Represents holdings of less than one percent.

(1)	The following table shows the number of shares included in the column that (1) may be acquired upon exercise of options which are exercisable or become exercisable on or before May 30, 2009, (2) are unvested restricted shares granted under our Stock Compensation Plan, or (3) are pledged by the owner as security. Vesting provisions for the restricted shares are described in the “Compensation of Directors” section and “Executive Compensation — Outstanding Equity Awards at Year-End” table in this proxy statement.

		Restricted	Pledged
Name	Options	Shares	Shares
Lizabeth A. Ardisana	3,425	857	-0-
George J. Butvilas	-0-	695	-0-
Charles D. Christy	135,598	91,183	-0-
Robert S. Cubbin	-0-	-0-	-0-
Richard J. Dolinski	5,925	857	-0-
Roy A. Eon	80,674	-0-	-0-
William R. Hartman	571,435	-0-	-0-
Gary J. Hurand	5,239	695	-0-
Dennis J. Ibold	5,239	695	-0-
Benjamin W. Laird	5,925	857	-0-
Stephen J. Lazaroff	5,925	857	-0-
Cathleen H. Nash	-0-	118,457	-0-
Clinton A. Sampson	71,742	9,541	-0-
John D. Schwab	110,211	-0-	-0-
Kendall B. Williams	5,925	857	-0-
James L. Wolohan	5,925	857	-0-
Steven E. Zack	-0-	695	-0-
All current directors and executive officers as a group (26 persons)	1,275,099	510,893	-0-

(2)	The shares shown for Mr. Wolohan do not include 31,691 shares held by the Wolohan Family Foundation, of which Mr. Wolohan is a director, or 22,500 shares held in trusts for Mr. Wolohan’s nieces and nephews of which Mr. Wolohan is a trustee. Mr. Wolohan disclaims beneficial ownership of such shares.

PROPOSAL 1 – ELECTION OF DIRECTORS
     Our Amended and Restated Articles of Incorporation, or Articles, provide for a phased-in elimination of our classified board of directors and the annual election of all directors. Prior to the 2009 annual meeting of shareholders, our board had been divided into three classes and each year, on a rotating basis, the terms of office of the directors in one of the three classes had expired and their successors had been elected to three-year terms. Beginning at the 2009 annual meeting of shareholders, all nominees and all directors standing for reelection will be elected to one-year terms. The Class II directors whose terms expire at the 2009 annual meeting of shareholders are George J. Butvilas, Robert S. Cubbin, Benjamin W. Laird, and James L. Wolohan. The terms for the Class III directors will expire at the 2010 annual meeting of shareholders and the terms for the Class I directors will expire at the 2011 annual meeting of shareholders.
     Four nominees will be elected to serve a one-year term at the 2009 annual meeting of shareholders. Please note that you may vote for no more than four directors on your proxy card. Our board of directors has nominated Messrs. Butvilas, Cubbin, Laird and Wolohan for election as directors. The term for these directors will expire at the 2010 annual meeting of shareholders and upon the election and qualification of their successors. If any of the nominees should be unable to serve, the board of directors may choose to nominate a replacement candidate or the number of directors elected will be automatically reduced by the number of nominees unable to serve. If the board of directors chooses to nominate a replacement candidate, then the proxies may be voted for the election of such other person or persons as the board of directors may recommend.
     On the basis of information presently available to the board of directors, only the four persons named above as nominees will be nominated for election as directors.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

     The name and age of each nominee and incumbent director, positions and offices currently held with us or our subsidiaries, his or her five-year business experience, and the year each became a director, according to information furnished by such nominees and incumbent directors, are set forth below.
Nominees – Term Expiring 2010

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as	Principal Occupation if Other
		Positions and Offices with	a Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
George J. Butvilas	63	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2006	Chairman of the Michigan Technological University Foundation from 1996 to present. Vice Chairman of Republic Bancorp Inc. from 1999 to 2006.

Robert S. Cubbin	51	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2008	President and Chief Executive Officer of Meadowbrook Insurance Group from 1987 to present.

Benjamin W. Laird	59	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2001	Of counsel to the law firm of Godfrey & Kahn, S.C. from January 2008 to present. Attorney, Godfrey & Kahn, S.C. from 1985 to December, 2007. Co-partner in Schoen-Laird Development, LLC, a real estate investment company from 1999 to present.

James L. Wolohan	57	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	1997	President of Wolohan Investments, LLC, a financial investment company from January 2008 to present. Chairman, Wolohan Capital Strategies, a real estate and financial investment company from April 2006 to December 2007. President and Chief Executive Officer of Wolohan Lumber Co., a retailer of lumber, building materials and home improvement products from June 1987 to March 2006.

Class III Continuing Directors – Term Expiring In 2010

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as	Principal Occupation if Other
		Positions and Offices with	a Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
Richard J. Dolinski	68	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2001	President and Chief Executive Officer, Dolinski Associates, Inc., a management consulting firm. President, The Legacy Center for Student Success, a non-profit organization focusing on non-school related learning impediments.

Dennis J. Ibold	60	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2006	President of Petersen & Ibold, Attorneys at Law.

Cathleen H. Nash	46	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2009	President and Chief Executive Officer of the Corporation from February 2009 to present. Executive Vice President, Regional Banking of the Corporation from August 2007 to February 2009. President and Chief Executive Officer of Citizens Bank from February 2009 to present. Vice Chair of Regional Banking of Citizens Bank from August 2007 to February 2009. Executive Vice President and Head of Consumer Banking of the Corporation from July 2006 to August 2007. Director of Branch Banking of SunTrust Corporation from September 2003 to June 2006.

Kendall B. Williams	56	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	1992	Attorney and Counselor, The Williams Firm, P.C.

Class I Continuing Directors — Term Expiring In 2011

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as	Principal Occupation if Other
		Positions and Offices with	a Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
Lizabeth A. Ardisana	58	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2004	Chief Executive Officer and owner of ASG Renaissance, a technical and communication services firm.

Gary J. Hurand	62	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2006	President of Dawn Donut Systems, Inc., a property development management company, from September 1988 to present. Also a Trustee of BRT Realty Trust, a New York Stock Exchange real estate management trust.

Stephen J. Lazaroff	55	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	1997	President, Diversified Precision Products, Inc., a special cutting tool manufacturer serving the automotive and hydraulic fittings industries.

Steven E. Zack	58	Director of the Corporation, Director of Citizens Bank, and Director of Citizens Bank Wealth Management, N.A.	2006	Chairman, Global Commercial Credit, a specialty insurance firm, and Vice President of LSG Insurance Partners, a retail insurance agency specializing in products for business or industry.

Compensation Of Directors
     In 2008, our non-employee directors were compensated as follows:
•	Annual retainer: $20,000.

•	Meeting fee for board and committee meetings: $1,500 if attended in person, $750 if attended by telephone.

•	Annual restricted stock grant: $0 (down from $20,000 in 2007).

•	Lead independent director: additional $20,000 annual retainer (up from $10,000 in 2007).

•	Chairperson of the audit committee: additional $10,000 annual retainer.

•	Chairperson of the compensation and human resources committee and the risk management committee: additional $7,500 annual retainer.

•	Chairperson of the corporate governance and nominating committee: additional $5,000 annual retainer.
     Directors may participate in our directors deferred compensation plan, which allows directors to elect to defer up to 100% of their retainer, meeting and committee fees. The investment options available under the directors deferred compensation plan are the same as those available under our 401(k) plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the director’s termination of all directorships with us and our subsidiaries. No additional compensation is paid pursuant to this plan. Non-employee directors generally do not receive perquisites or other personal benefits for their service as a director. However, Mr. George J. Butvilas receives medical benefits until age 65 under an employment agreement with his former employer, Republic Bancorp, Inc., which we acquired in 2006. Directors who are also our employees do not receive any additional compensation for their service as a director.
     The following table provides information regarding compensation that was paid to the individuals who served as our directors during 2008, other than Mr. Hartman. As a Named Executive Officer, Mr. Hartman’s compensation is included in the “Executive Compensation” section of this proxy statement.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)
Lizabeth A. Ardisana	55,250	10,592	-0-	65,842
George J. Butvilas	59,000	6,665	11,835	77,500
Robert S. Cubbin(2)	43,083	-0-	-0-	43,083
Richard J. Dolinski	60,750	10,592	-0-	71,342
Gary J. Hurand	56,750	6,665	-0-	63,415
Dennis J. Ibold	56,000	6,665	-0-	62,665
Benjamin W. Laird	68,750	10,592	-0-	79,342
Stephen J. Lazaroff	67,000	10,592	-0-	77,592
Kendall B. Williams	45,500	10,592	-0-	56,092
James L. Wolohan	88,000	10,592	-0-	98,592
Steven E. Zack	53,750	6,665	-0-	60,415

(1)	Generally, we make stock awards to our directors in the form of restricted shares of our common stock that vest in three equal annual installments beginning one year after grant, assuming that the director continues to serve as a director. However, given the challenges facing the industry and the declining economy, the directors agreed to forego stock awards in 2008. The amounts shown in the table above represent the expense recognized by the Corporation in 2008 for restricted shares previously granted and held by the directors as determined under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-

Based Payment (referred to as “SFAS 123R”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions see Note 1 to the Corporation’s 2008 Consolidated Financial Statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. The table below sets forth for each director the number of options and shares of restricted stock held as of December 31, 2008.

	Options	Restricted Stock
	Outstanding	Outstanding
Name	(#)	(#)
Lizabeth A. Ardisana	3,425	857
George J. Butvilas	-0-	695
Robert S. Cubbin	-0-	-0-
Richard J. Dolinski	5,925	857
Gary J. Hurand	5,239	695
Dennis J. Ibold	5,239	695
Benjamin W. Laird	5,925	857
Stephen J. Lazaroff	5,925	857
Kendall B. Williams	5,925	857
James L. Wolohan	5,925	857
Steven E. Zack	-0-	695

(2)	Mr. Cubbin was appointed to the board on May 22, 2008.

     Since September 2002, we have maintained common stock ownership guidelines for our nonemployee directors. In the first quarter of 2008, the corporate governance and nominating committee and the compensation and human resources committee, based on information from Watson Wyatt, our independent compensation consultant, determined that the previous stock ownership guidelines for our directors were below those of our peers, and recommended new stock ownership guidelines to the board of directors. The board of directors accepted these recommendations and revised our stock ownership guidelines accordingly. The board of directors believes the new stock ownership guidelines bring our stock ownership guidelines more in line with the guidelines of our peers. Under the new guidelines, directors were required to hold at least 10,000 shares of our common stock by the end of year 2008. Thereafter, directors are required to increase their holdings to 25,000 shares of our common stock and will have five years to attain this ownership level. However, in the event that a director has not attained ownership of 25,000 shares of our common stock by the 2009 organizational meeting of the board of directors, then and until such 25,000 share threshold shall be attained, the director shall be required to take his/her board of director retainer fee, if any, in our common stock, rather than cash. Directors appointed to the board after April 2008, must attain an ownership level of at least 10,000 shares within the first year after appointment and must attain an ownership level of at least 25,000 shares within five years after the date of appointment. Newly appointed directors not in compliance with these guidelines shall be required to take his/her board of director retainer fee, if any, in our common stock rather than in cash. The compensation and human resources committee is responsible for monitoring compliance with these guidelines and receives periodic updates from management with regard to progress towards complying with the guidelines. The table below shows the stock ownership of our directors as of March 31, 2009.

	Shares	401(k)	Restricted	Other		Ownership
	Owned	Shares	Shares	Ownership(1)	Total	Guideline
Lizabeth A. Ardisana	24,985	-0-	857	-0-	25,842	25,000
George J. Butvilas	227,953	-0-	695	135	228,783	25,000
Robert S. Cubbin	19,800	-0-	-0-	-0-	19,800	10,000
Richard J. Dolinski	54,335	-0-	857	3,000	58,192	25,000
Gary J. Hurand	83,654	-0-	695	338,507	422,856	25,000
Dennis J. Ibold	82,562	-0-	695	91,332	174,589	25,000
Benjamin W. Laird	24,615	-0-	857	-0-	25,472	25,000
Stephen J. Lazaroff	65,513	-0-	857	-0-	66,370	25,000
Kendall B. Williams	19,309	-0-	857	714	20,880	25,000
James L. Wolohan	349,585	-0-	857	-0-	350,442	25,000
Steven E. Zack	89,555	-0-	695	-0-	90,250	25,000

(1)	Other ownership includes shares owned through the director’s spouse or other family members and by controlled trusts.

CORPORATE GOVERNANCE
General
     We are governed by a board of directors and various committees of that board that meet throughout the year. Directors discharge their responsibilities at board and committee meetings and also through telephone contact and other communications with the chairman, chief executive officer, lead independent director and others regarding matters of concern and interest to the Corporation. In this portion of our proxy statement, we describe some of our key governance practices and related matters.
Meetings Of Directors And Committees Of The Board Of Directors
     During 2008, thirteen meetings of our board of directors were held. All incumbent directors attended at least 75% of the total number of meetings of our board of directors and the number of meetings held by our committees on which they served during 2008.
     We have several standing committees of our board of directors, including a compensation and human resources committee, a corporate governance and nominating committee, and an audit committee. The board of directors has adopted a charter for each of these committees. The charters are accessible on the Governance Documents page of the Investor Relations Section of our website at www.citizensbanking.com. The audit committee meets quarterly and on call when needed, and the compensation and human resources committee and the corporate governance and nominating committee meet on call. The board of directors has determined that, except for Messrs. Hartman and Butvilas and Ms. Nash, all of the directors, including all the committee members, are “independent directors” as defined in Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market, or NASDAQ.
     The compensation and human resources committee met twelve times during 2008 and is currently comprised of the following directors: Benjamin W. Laird, chairman; Lizabeth A. Ardisana, Robert S. Cubbin, Dennis J. Ibold, and Stephen J. Lazaroff. The responsibilities of the committee include approval of all aspects of corporate executive compensation and oversight of our compensation and benefits plans.
     The corporate governance and nominating committee met four times during 2008 and is currently comprised of the following directors: Stephen J. Lazaroff, chairman; Dennis J. Ibold, Kendall B. Williams, James L. Wolohan and Steven E. Zack. The responsibilities of the committee are:

•	To establish criteria for board and committee membership and to recommend committee appointments;

•	To review candidates qualifications and possible conflicts;

•	To assess contributions of current directors in relation to whether they should be renominated;

•	To ensure that a substantial majority of directors are independent;

•	To review our process for providing information to the board of directors;

•	To recommend corporate governance principles to the board of directors;

•	To oversee and evaluate the effectiveness of the board;

•	To determine a desirable balance of expertise among board members;

•	To identify qualified candidates to fill board positions and provide aid in attracting them to the board of directors;

•	To recommend the slate of director nominees to the board of directors for inclusion in our proxy statement for election by the shareholders at the annual meetings;

•	To recommend to the board of directors qualified nominees to fill vacancies on the board;

•	To consider director nominees proposed by shareholders;

•	To recommend stock ownership guidelines for the chief executive officer, other senior executives and members of the board of directors; and

•	To handle such other matters as may be properly delegated to the committee by the board.

The committee uses a number of means to identify director candidates, including requesting recommendations from existing board members and others, hiring an independent search firm or consultant, and considering candidates submitted by shareholders. If the committee hires an independent search firm or consultant, in exchange for a fee such firm or consultant will provide the committee with the names of director candidates that meet criteria established by the committee. When evaluating a director candidate, the committee looks at the candidate’s qualifications in light of our needs at that time given the then current mix of director expertise. For a description of procedures for submitting nominations to the committee, see “Corporate Governance — Shareholder Proposals” and “Corporate Governance — Shareholder Nomination of Director Candidates.”
     The audit committee met thirteen times during 2008 and is currently comprised of the following directors: Richard J. Dolinski, chairman; Gary J. Hurand, Benjamin W. Laird, James L. Wolohan and Steven E. Zack. Our board of directors has determined that each of the members of the committee is “independent,” as defined in the applicable NASDAQ and Securities and Exchange Commission rules for audit committee members. Our board of directors has also determined that Mr. Wolohan is an “audit committee financial expert” as defined by applicable Commission rules and that each of the audit committee members satisfies all other qualifications for audit committee members set forth in the applicable NASDAQ rules. The responsibilities of the committee are:

•	To oversee our financial reporting process and the internal accounting controls for our internal audit function;

•	To appoint, compensate, oversee, evaluate and replace if necessary the external auditors;

•	To approve in advance all audit services, to ensure that a written statement is received from the external auditors setting forth all relationships with us;

•	To act as the Qualified Legal Compliance Committee;

•	To review and approve any related party transactions;

•	To review the annual audit plan with the independent auditors and the General Auditor;

•	To oversee our legal, compliance, and ethics policies; and

•	To review the results of our internal and independent audits.

Annual Meeting Attendance
     We encourage all members of the board to attend the annual shareholders meetings but we have not adopted a formal policy requiring such attendance. All of the members of our board who were directors at the time of the 2008 annual meeting of shareholders attended that meeting.
Lead Independent Director
     Mr. James L. Wolohan currently serves as the lead independent director of our board of directors. He was initially elected to that position by the independent members of our board on October 20, 2005 and was subsequently reaffirmed by the independent members of the board at last year’s annual organizational meeting of our board of directors. The lead independent director position is reviewed each year at the annual organizational meeting of the board of directors. The current duties and responsibilities of the lead independent director are listed in our Governance Guidelines, which are accessible on the Governance Documents page of the Investor Relations Section of our website at www.citizensbanking.com. Upon completion of the annual meeting, the board of directors will select an independent board member to succeed Mr. Hartman as non-executive chairman. The non-executive chairman is expected to have similar duties and responsibilities to, and to replace, the lead independent director.

Code of Ethics
     We have a code of ethics that applies to all of our employees and directors. The code of ethics, as currently in effect (together with any amendments that may be adopted from time to time), is posted on the Governance Documents page of the Investor Relations Section of our website at www.citizensbanking.com. In the future, to the extent any waiver is granted with respect to the code of ethics that requires disclosure under applicable Commission rules, we intend to post the waiver on the website at the address specified above.
Shareholder Proposals
     Any proposal by a shareholder intended to be included in the proxy statement for the 2010 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on December 16, 2009. In addition to applicable rules of the Commission for inclusion of shareholder proposals in our proxy statement, our Bylaws provide that, in order for a shareholder proposal to be properly brought before the annual meeting, written notice of such proposal must be given by the shareholder to our corporate secretary, either by personal delivery or by United States mail, postage prepaid, not later than February 26, 2010, which is the 90th day prior to the first anniversary of the 2009 annual meeting. If the annual meeting date has been advanced to a date earlier than April 27, 2010, which is the 30th day prior to the first anniversary of the 2009 annual meeting or delayed to a date later than July 26, 2010, which is the 60th day after the first anniversary of the 2009 annual meeting, then notice of the proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in our Bylaws. We also expect the persons named as proxies for the 2010 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal properly presented at that meeting by a shareholder who does not provide us with written notice of the proposal during the period provided in our Bylaws.
Shareholder Nomination of Director Candidates
     Shareholders proposing director nominees at the 2010 annual meeting of shareholders must provide written notice of their intention, along with certain information regarding the proponent and the nominees as provided in our Bylaws, to our corporate secretary not later than the close of business on February 26, 2010, which is the 90th day prior to the first anniversary of the 2009 annual meeting. If the annual meeting date has been advanced to a date earlier than April 27, 2010, which is the 30th day prior to the first anniversary of the 2009 annual meeting or delayed to a date later than July 26, 2010, which is the 60th day after the first anniversary of the 2009 annual meeting, then notice of their intention must be given within 10 days after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The corporate governance and nominating committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the committee. The corporate governance and nominating committee policy reviews the qualifications of candidates submitted for nomination by shareholders and evaluates them using the same criteria used to evaluate candidates submitted by the board for nomination.
Shareholder Communications with the Board of Directors
     Although we have not developed formal processes by which shareholders may communicate directly with directors, we believe that our informal process, by which any communication sent to our board of directors either generally or in care of the chief executive officer, corporate secretary or another corporate officer and forwarded to the addressee, has served the needs of both our board of directors and our shareholders.

     The corporate governance and nominating committee will monitor this matter and may develop more specific procedures. Until any other procedures are developed and posted on the Corporate Governance page in the Investor Relations section of our website at www.citizensbanking.com, any communication to the board of directors may be mailed to the board, in care of our corporate secretary, at 328 South Saginaw Street, Flint, Michigan 48502. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. Our corporate secretary will make copies of all such communications and circulate them to the appropriate director or directors.

Executive Officers
     The following information is provided for those officers currently designated as executive officers by our board of directors.

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
Susan P. Brockett	59	Executive Vice President and Director of Corporate Human Resources of the Corporation and of Citizens Bank (February 2008 to present); Executive Vice President and Senior Human Resources Director at KeyCorp (March 1996 to January 2008).	2008

Charles D. Christy	52	Executive Vice President and Chief Financial Officer of the Corporation (September 2002 to present); Director of Shared Services of the Corporation (August 2007 to present); Vice Chair of Finance and Administration of Citizens Bank (August 2007 to present); Executive Vice President and Chief Financial Officer of Citizens Bank (September 2002 to August 2007); Controller of the Corporation and of Citizens Bank (November 2004 to May 2005).	2002

Stephen Figliuolo	52	Executive Vice President, Interim Principal Accounting Officer and Interim Controller of the Corporation and of Citizens Bank (December 2008 to present); Executive Vice President and Corporate Risk Officer of the Corporation and of Citizens Bank (May 2005 to present); Vice President of Loan Operations of the Corporation and of Citizens Bank (October 2004 to May 2005); Vice President and Production Operations Manager of the Corporation and of Citizens Bank (February 2003 to October 2004).	2005

Thomas W. Gallagher	56	Executive Vice President, General Counsel and Secretary of the Corporation and of Citizens Bank (June 2007 to present); General Counsel of the Corporation (August 1988 to present); Secretary of the Corporation (January 1989 to present); General Counsel and Secretary of Citizens Bank (August 1988 to June 2007).	1989

Martin E. Grunst	42	Senior Vice President and Treasurer of the Corporation and of Citizens Bank (July 2003 to present); Retail Asset Liability Manager, Bank One Corporation (December 1999 to July 2003).	2007

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
Judith L. Klawinski	49	Executive Vice President and Director of Client Segmentation and Delivery of the Corporation and of Citizens Bank (February 2009 to present); Senior Vice President and Head of Retail Delivery of the Corporation (July 2005 to February 2009); Senior Vice President and District Manager of Citizens Bank (November 2002 to July 2005).	2009

Cathleen H. Nash	46	President and Chief Executive Officer of the Corporation (February 2009 to present); Executive Vice President, Regional Banking of the Corporation (August 2007 to February 2009); President and Chief Executive Officer of Citizens Bank (February 2009 to present); Vice Chair of Regional Banking of Citizens Bank (August 2007 to February 2009); Executive Vice President and Head of Consumer Banking of the Corporation (July 2006 to August 2007); Director of Branch Banking of SunTrust Corporation (September 2003 to June 2006).	2006

Louise N. O’Connell	49	Senior Vice President and General Auditor of the Corporation and of Citizens Bank (November 2007 to present); Senior Vice President and Michigan Region Audit Director, LaSalle Bank (October 2003 to November 2007).	2007

Peter W. Ronan	64	Executive Vice President and Director of Wealth Management of the Corporation and President of Citizens Bank Wealth Management, N.A. (October 2007 to present); Senior Vice President and Group Business Manager of Personal Trust, Comerica Bank (April 2004 to July 2007); Senior Vice President, Professional Trust Services, Comerica Bank (February 1996 to April 2004).	2007

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
Clinton A. Sampson	63	Executive Vice President and Commercial Banking Consulting Advisor of the Corporation and of Citizens Bank (January 2009 to present); Executive Vice President and Regional Chairman of the Corporation-Michigan (November 2003 to January 2009); Vice Chair of Commercial Banking of Citizens Bank (August 2007 to December 2008); President, Northeast Ohio Region of Bank One Corporation (December 2002 to October 2003).	2003

Thomas C. Shafer	50	Executive Vice President and Director of Regional Banking of the Corporation and of Citizens Bank (February 2009 to present); Regional President, East Michigan of Citizens Bank (August 2008 to January 2009); President, Southeast Michigan of Citizens Bank (November 2002 to August 2008).	2009

Mark W. Widawski	51	Executive Vice President and Chief Credit Officer of the Corporation and of Citizens Bank (February 2009 to present); Senior Vice President and Managing Director of Asset Based Lending of Citizens Bank (March 2006 to February 2009); Senior Vice President and Senior Credit Officer of Citizens Bank (June 2005 to March 2006); Senior Vice President and Group Sales Manager at JP Morgan Chase Bank, N.A. (June 2001 to April 2004).	2009

PROPOSAL 2 – ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
     Due to our participation in the U.S. Department of the Treasury’s, referred to herein as the Treasury, Capital Purchase Program, or CPP, we are submitting the compensation arrangements with our Named Executive Officers for nonbinding shareholder approval, and will continue to do so annually, as long as the preferred shares issued to Treasury under the CPP remain outstanding. Our compensation policies are based on a pay-for-performance philosophy and we believe they are strongly aligned with the long-term interests of our shareholders. The disclosure of compensation information provided in the “Executive Compensation” section of this proxy statement provides our shareholders with the information they need to make an informed decision with regard to our executive compensation practices.
     Therefore, the board of directors is providing our shareholders with the right to cast an advisory vote on the compensation of our Named Executive Officers at our 2009 annual meeting of shareholders. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our Named Executive Officers through the following resolution.
     “RESOLVED, that the shareholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).”
     The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy on this resolution is required for approval. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote. Your vote on this matter is advisory and will therefore not be binding upon the board of directors. However, the compensation and human resources committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS RESOLUTION.

EXECUTIVE COMPENSATION
Compensation Discussion And Analysis
Executive Summary and Key Highlights of 2008 Executive Compensation Decisions
     In 2008, the compensation and human resources committee, or Compensation Committee, and the board of directors made the following decisions with regard to executive compensation:

•	We would not increase base salaries for Named Executive Officers in 2008;

•	We would pay no short-term cash incentive awards to the Named Executive Officers in 2008 for 2007 performance; and

•	We would make no long-term incentive awards to the Named Executive Officers in 2008.

These decisions were made due to the continuing adverse economic conditions, the challenges facing the financial services industry, and our unfavorable financial results, and are consistent with our compensation philosophy.
     The 2008 calendar year was an extremely challenging year for us and the financial services industry, as reflected in the negative financial results of our company and many other banks across the country and the extraordinary measures being taken by the federal government to aid companies in our industry. Our executive compensation program is designed to reward financial performance. We provide competitive compensation opportunities but actual compensation paid to our senior executives varies based on our financial performance. Our compensation philosophy and program are described below, along with a discussion and analysis of the compensation we paid to our Named Executive Officers during the year.
Overview of Compensation Philosophy and Program
     Our compensation philosophy is to offer competitive total compensation and reward financial performance results that drive shareholder value. Through our executive compensation program, we strive to:

•	Align the financial interests of our executive officers with the long-term interests of our shareholders;

•	Motivate our executive officers to achieve our strategic goals; and

•	Attract and retain high performing executive officers to increase our profitability.

     Our executive compensation program has four basic elements:

•	Base salary;

•	Annual short-term, cash incentive awards;

•	Long-term, typically equity-based awards; and

•	Employee and retirement benefits.

     Decisions about compensation of our executive officers are made by the Compensation Committee, all of the members of which are “independent” as defined under applicable NASDAQ rules. To help with its decision making each year, the Compensation Committee hires its own independent compensation consultants to advise it. Watson Wyatt Worldwide provided independent advice on executive compensation matters to the Compensation Committee in 2008. Watson Wyatt Worldwide was retained by and reported directly to the Compensation Committee.

     For 2008, the Compensation Committee reviewed competitive market data for comparable executive positions compiled by its consultant. These data generally compare total compensation and plan design for nationwide banking and financial services organizations and are adjusted to reflect our asset size in comparison to these organizations. In addition, the Compensation Committee also reviews market data of comparable banks in a customized peer group on a periodic basis in order to better understand actual market practices and trends. The banks in the peer group are reviewed annually and we make adjustments to the group when necessary due to changes in circumstances during the prior year. The Compensation Committee, with assistance from its consultant, selected the customized peer group for 2008 with the intention of creating a group consisting of comparable banks having similar size, business and/or geographic characteristics. The key considerations for peer group selection were industry and size, specifically financial service companies that are regional commercial banks with assets from $5 billion to $40 billion. The Compensation Committee also considered certain other qualitative factors for peer group inclusion such as mix of business, geography, sources of executive talent, and direct business competitors. During 2008, the banks in the customized peer group were:
•	Associated Banc-Corp

•	Colonial BancGroup, Inc.

•	Comerica, Inc.

•	Cullen/Frost Bankers, Inc.

•	First Citizens Bancshares

•	FirstMerit Corporation

•	First Midwest Bancorp, Inc.

•	Fulton Financial Group

•	Huntington Bancshares

•	Old National Bancorp

•	Susquehanna Bancshares, Inc.

•	TCF Financial Corporation

•	The South Financial Group

•	United Bankshares, Inc.

•	Valley National Bancorp.
     We intend for our total direct compensation (which includes base salary, short-term incentive awards, and long-term incentive awards) for our executive officers to be at or around the 50th percentile of the market, which includes the national banking and financial services companies whose size has been adjusted to our asset size, as well as our customized peer group. Based on an evaluation by the compensation consultant in early 2008, we believe 2008 total direct compensation for Mr. Hartman was slightly above the 50th percentile. Total direct compensation for our other Named Executive Officers was slightly below the 50th percentile. Actual realized compensation will depend on actual performance and has been significantly below those levels in recent years.
     In making compensation decisions, the Compensation Committee considers each element of our compensation program individually and in relation to the total direct compensation of each executive officer. We believe that a significant portion of executive compensation should be in the form of annual incentive awards and long-term incentive awards, or at-risk pay. We believe this pay mix emphasizes both a short-term and a long-term perspective that is directly tied to shareholder value. The at-risk pay portion of compensation recognizes the significance of our executive officers’ efforts on our overall financial performance. For instance, long-term equity awards that increase or decrease in value as our stock price grows or declines directly align the financial interests of our executives with the interests of our shareholders. In addition, the financial goals used to determine annual short-term cash incentive compensation under our Management Incentive Plan, or MIP, are based on the key measures that drive our quarterly and annual financial performance.

Capital Purchase Program
          As a result of our participation in the CPP, we are now subject to various laws and regulations limiting our ability to compensate our senior executives, including the Named Executive Officers, as long as the preferred shares issued to Treasury under the CPP remain outstanding. These laws and regulations include, among others:
•	Limits on our ability to deduct compensation in excess of $500,000 paid to Named Executive Officers;

•	Limits on our ability to pay termination-related or “golden parachute” payments;

•	Limits on our ability to pay incentive compensation and on the form and terms of incentive compensation;

•	A requirement to seek the return of incentive compensation paid to certain highly paid employees based on financial statements or performance metrics later determined to have been materially inaccurate; and

•	A requirement to establish a Company-wide policy on excessive or luxury expenditures.
               In addition, as required in connection with the CPP, all of our incentive plans will be reviewed on an annual basis by our senior risk officer. To approve the certification of the plans, the senior risk officer considers whether any incentive bonus arrangements might promote unnecessary risk taking and threaten the value of the financial institution, specifically including the following:
•	How the level and structure of compensation compares to the peer group;

•	If there is an appropriate balance between fixed and variable pay;

•	If the maximum annual payouts are reasonable; and

•	If the incentive financial metrics are fair and balanced.
Upon his certification of the plans, the senior risk officer will present his findings to the Compensation Committee to obtain their consensus and approval of the certification. Based on a review of the above factors, the senior risk officer has determined that our incentive compensation plans as of March 9, 2009 do not promote or encourage excessive or unnecessary risk taking and has obtained the consensus and approval of the Compensation Committee.
Base Salary
          We believe that if we want to attract and retain high performing executive officers, the base salaries we pay must be competitive, and must reflect individual performance. As a result, we typically use the market data on salaries discussed previously along with the results of annual performance evaluations to determine salary levels. Each year, our chief executive officer reviews the performance of the other executive officers and assigns a performance rating to each executive officer based on the executive officer’s line of business financial performance, unique contributions to us and our need for the executive officer’s expertise. Additionally, executives are evaluated on certain core competencies that are used to evaluate all of our staff members, such as championing change and improvement, delivering high quality client service, listening and communication abilities, and participating as a team player. Our chief executive officer reviews the performance ratings and salary recommendations for the other executive officers with the Compensation Committee. Following a discussion of our chief executive officer’s recommendations and a review of the competitive market data, the Compensation Committee usually either approves the recommendations or adjusts executive salaries as appropriate in its judgment.

     The chief executive officer’s performance is evaluated each year by the board of directors as a whole, based on the same core competencies described above and our financial performance. The chief executive officer also conducts a self-assessment of his/her performance. The Compensation Committee then reviews the performance evaluation, the chief executive officer’s self-assessment, and the competitive market data and determines the appropriate salary level for the chief executive officer for the year. The Compensation Committee recommends any salary adjustments to our board of directors, which makes the final determination with regard to the chief executive officer’s salary.
     2008 Base Salary Determinations
     Applying the foregoing process, the Compensation Committee determined that 6% to 7% salary increases for the Named Executive Officers might be appropriate based on individual performance and to maintain competitive compensation levels. However, in April 2008, the Compensation Committee and the board, consistent with the recommendation of Mr. Hartman, determined that salary increases in 2008 would not be appropriate due to continuing adverse economic conditions, the challenges facing the financial services industry, and our unfavorable financial results during the year. The salaries paid in 2006, 2007, and 2008 to the Named Executive Officers are reflected in the “Executive Compensation — Summary Compensation Table.”
Management Incentive Plan
     We make annual short-term cash incentive awards to our executives under our MIP. This plan is designed to focus management on achieving annual financial goals that are intended to drive shareholder value and also rewards management for corporate and individual performance.
     Target Award Opportunities
     The target annual incentive opportunities under the MIP are established based on competitive market practices and are intended to be at or about the 50th percentile compared to the competitive national and customized peer group market. The target dollar amount of the annual bonus is a function of the executive’s base salary multiplied by the executive’s “participation rate” (expressed as a percentage of salary) determined by the Compensation Committee with the assistance of its consultants. For 2008, Mr. Hartman’s participation rate was 75% of base salary, and for the other Named Executive Officers it ranged between 40% and 60%. The target bonus amounts for our Named Executive Officers for 2008 were at or slightly below the 50th percentile in comparison to market.
     While target bonus amounts for our executive officers in 2007 were nominally weighted 70% for corporate performance and 30% for individual performance, the Compensation Committee in early 2008, determined to weight the target bonus amounts entirely on corporate performance for 2008. The weighting in 2007 was designed to focus management’s attention on achieving certain financial goals designed to drive shareholder value, and to also provide a reward for individual performance. The Compensation Committee’s decision to base any MIP award for 2008 totally on corporate performance measures was made to more closely align our executive officers’ bonus opportunity with our potential financial success so that executive officers would benefit only to the extent warranted by corporate performance. Although the calculation of the MIP bonus is largely formulaic, the Compensation Committee may adjust bonus amounts upward or downward in appropriate circumstances.

     Corporate Performance Measures
     In 2008, our board of directors set the following strategic goals designed to enhance shareholder value:

•	Generate profitable revenue growth;

•	Increase deposits;

•	Use capital efficiently;

•	Improve credit quality; and

•	Prudently manage costs.

     Based on these strategic goals and on the recommendations of its compensation consultant and management, the Compensation Committee increased the number of MIP performance measures we used from four in 2007 to five in 2008 to directly align with these strategic goals.

Board Strategic Goal		MIP Performance Measure

•	Generate profitable revenue growth	•	Revenue goal
		•	Net income goal

•	Increase deposits	•	Total deposits goal

•	Use capital efficiently	•	Net income goal
		•	Revenue goal
		•	Expense management goal

•	Improve credit quality	•	Non-performing assets reduction goal

•	Prudently manage costs	•	Expense management goal
     Aligning the MIP goals in this way was intended to create a direct financial incentive for our executives to strive to achieve the board’s strategic goals for 2008 and drive shareholder value. The Compensation Committee, based on the recommendations of its compensation consultant and management, assigned each corporate performance measure a relative weight. The weightings generally reflected a balanced approach but emphasized revenue and net income growth because the Compensation Committee believed these were the factors most likely to drive financial performance and shareholder value. The financial measures and weights for 2008 were the same for all Named Executive Officers and are shown in the table under “2008 Corporate Results.”

     2008 Corporate Results
     At the threshold level for each financial measure, we would have paid out 50% of the associated target bonus amount. If the threshold for a particular financial measure was not met, then we would not have paid out the associated portion of the target bonus. If we had achieved the maximum amount for a particular financial measure, then we would have paid out 150% of the target bonus amount associated with that financial measure. The table below shows the financial measures used in 2008 to assess our corporate performance and actual performance (dollars in millions).

Financial Measures	Weight	Threshold	Goal	Maximum	Performance

Total Revenue	30%	$418.0	$491.8	$504.1	$450.7

Net Income*	25%	$99.2	$116.7	$118.2	$-393.1

Total Deposits	20%	$7,888.8	$8,091.1	$10,113.8	$7,906.0

Non Performing Assets	15%	$330.7	$300.6	$270.5	$439.2

Expense Management	10%	$318.9	$312.6	$304.8	$490.7

*	Net Income is determined after taxes and prior to the net impact of the restructuring and merger related expenses.
     2008 MIP Award Determinations
     According to the terms of the MIP, our 2008 awards would have resulted in an average MIP award equal to 28% of the target bonus award. However, in 2008, Mr. Hartman voluntarily forfeited his MIP award in light of the continuing adverse economic conditions, the challenges facing the financial services industry, and our unfavorable financial results. For the same reasons and consistent with Mr. Hartman’s recommendation, the Compensation Committee determined that despite having achieved the payout threshold for two of the MIP corporate performance factors, the other Named Executive Officers would not receive a MIP award in 2008. Moreover, for the same reasons, consistent with the unanimous recommendation of Mr. Hartman and the Compensation Committee, the board has determined that the Named Executive Officers will not participate in the MIP for 2009. Subsequently, federal legislation was passed that will prohibit us from paying cash bonuses and other cash incentive compensation to the Named Executive Officers and certain of our other most highly compensated employees as long as the preferred shares issued to Treasury under the CPP remain outstanding.
Long-Term Equity-Based Compensation
     We believe long-term equity awards further align our executive’s financial interests with our shareholders’ interests by linking a significant portion of executive compensation directly to stock price growth or decline. As a result, we have previously made annual equity-based grants early in the calendar year to some or all of our executive officers under our Stock Compensation Plan.
     2008 Long-Term Equity Award Determinations
     However, due to the continuing adverse economic conditions, the challenges facing the financial services industry, and our unfavorable financial results during the year, in April 2008, the Compensation Committee determined not to make long-term incentive awards to our Named Executive Officers in 2008.

     2009 Long-Term Incentive Award
     In January 2009, the Compensation Committee and the board approved long-term incentive awards for certain executive officers, including Mr. Christy and Ms. Nash, who are Named Executive Officers. Ms. Nash’s award was consistent with her employment letter agreement with us, discussed below. The Compensation Committee believes these awards will encourage executive officers to have a long-term focus with regard to our financial success, motivate and engage our executive officers to achieve financial success during these challenging times, and better align our executive officers’ long-term financial interests with those of our shareholders.
     The long-term incentive awards consist of a long-term equity component and a cash component. The long-term equity component is performance based and in the form of restricted shares. Generally, the restrictions as to 50% of the shares granted will lapse on January 29, 2011 if both of the following performance measures are met: (i) we are profitable in 2010 (based on net income); and (ii) our 2010 pre-tax/pre-provision income improves over 2009 results. On January 29, 2012 the restrictions on the remaining 50% of the granted shares (or in the event that either of the aforementioned performance measures are not achieved in 2010 the restrictions on the full 100% of the shares granted) will lapse if: (i) we are profitable in 2011 (based on net income); and (ii) 2011 pre-tax/pre-provision income improves over 2010 results. If both of the aforementioned performance measures are not met for 2011, then any shares remaining unvested will be canceled. Pre-tax/pre-provision income represents net income (loss) excluding income tax provision (benefit), the provision for loan losses, and impairment charges (such as goodwill, credit writedowns and fair-value adjustments). The cash component of the grant will vest and be paid in three annual installments each January 29th if the recipient remains employed with us.
     If the executive officer retires, resigns, or is terminated for cause, then any unvested restricted shares and unearned cash will be forfeited. If the executive officer’s position is eliminated, then the executive officer will receive a pro-rata portion of any vested restricted shares (if the performance targets have been met) and the cash portion of the award will be forfeited. However, if the executive officer terminates employment due to death or disability, or if we terminate the officer’s employment without cause, then the executive officer will receive a pro-rata portion of any vested restricted shares (if the performance targets have been met) and earned cash. In the event of a change in control, the provisions of our Amended and Restated Change in Control Agreements would apply and the incentive awards would be fully vested, subject to limitations imposed by law applicable at the time.
     As long as the preferred shares issued to Treasury under the CPP remain outstanding, we are restricted from paying any equity based compensation to our Named Executive Officers and certain of our other most highly compensated employees except for restricted stock that has a value of not more than one-third of the recipient’s total annual compensation and that will not vest while the preferred shares remain outstanding.
     In December 2008, the board reduced the number of shares reserved for issuance under the Stock Plan by one million shares in order to provide sufficient authorized shares to establish a share reserve for the warrant issued to Treasury under the CPP.

Employment Agreements
     Hartman Agreements
     We have an employment agreement with Mr. Hartman, our current chairman and former president and chief executive officer, which we initially entered into in 2002 in connection with his hiring. The material terms of the agreement were negotiated at arm’s length with Mr. Hartman and were deemed to be appropriate incentives to attract Mr. Hartman to join us. Modest enhancements to the agreement were made in 2003 to reflect the additional responsibilities he assumed as chairman of the board. In 2006, in connection with the Republic merger, we further amended the agreement to reflect the changes to his role as a result of the merger.
     Mr. Hartman retired as of January 31, 2009 as president and chief executive officer, but will remain as non-executive chairman of our board of directors until the 2009 annual meeting of shareholders, to assist with transitional matters. In connection with Mr. Hartman’s retirement, on January 22, 2009, we entered into an agreement with Mr. Hartman that provides for Mr. Hartman’s compensation as non-executive chairman during the transition period (in lieu of the standard non-employee director compensation) and terminates portions of Mr. Hartman’s employment agreement relating to his employment with us, while leaving in place the nonsolicitation, noncompete, confidentiality and certain other miscellaneous provisions. The amounts payable and other benefits provided under the agreement were negotiated between the Compensation Committee and Mr. Hartman and were determined based on his current base salary, an estimate of the amount of time he would be required to devote to his duties as non-executive chairman, and the cost of certain benefits and perquisites he would retain during the transition period. This agreement and Mr. Hartman’s employment agreement are described in more detail under “Executive Compensation — Other Potential Post-Employment Payments — Hartman Employment Agreement and Retirement Agreement.” Mr. Hartman is otherwise receiving no compensation in connection with his departure other than retirement benefits, including pursuant to his Supplemental Retirement Benefits Plan or SERP, which was part of his compensation package when he was hired in 2002. Mr. Hartman’s SERP and other retirement benefits are described in more detail under “Executive Compensation — Discussion and Analysis - Retirement Benefits.”
     Nash Letter Agreement
     In connection with Ms. Nash’s appointment as our president and chief executive officer effective February 1, 2009, we entered into a letter agreement with Ms. Nash on January 22, 2009. The Compensation Committee proposed the initial terms based on competitive market and peer group data and taking into account Ms. Nash’s relevant experience. The Compensation Committee negotiated the final terms of the letter agreement with Ms. Nash, which are designed to be competitive and motivate Ms. Nash to focus on our long-term growth and profitability. This agreement is described in more detail under “Executive Compensation — Nash Letter Agreement.”
Retirement Benefits
     Pension Benefits
     We maintain the Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan for Employees, or the Qualified Plan, which provides funded, tax-qualified retirement benefits up to the limits on compensation permitted under the Internal Revenue Code. The Qualified Plan is a cash balance pension plan that was frozen effective December 31, 2006. The accrual of future benefits under the Qualified Plan, other than the accrual of interest, has ceased, so that pay and service after December 31, 2006 will not increase benefits payable under this plan although post-2006 service will count towards vesting requirements for benefits already accrued.

     In 2007 and 2008 we paid an annual non-elective contribution of 2.5% of eligible compensation to the 401(k) plan on behalf of each eligible employee, regardless of participation in the 401(k) plan. This non-elective contribution served as a vehicle to supplement retirement savings in the absence of an active pension plan. Beginning in 2009, however, the non-elective contribution will be between 0 and 2.5% and will be determined annually by the Compensation Committee and the board based in part on our corporate performance during the prior year.
     Benefits payable under the Qualified Plan are paid in the form of a lump sum or an equivalent annuity immediately following retirement and the attainment of age 55 with 5 years of service or prior to age 55 with at least 10 years of service. All of our Current Named Executive Officers earned an interest credit benefit under the Qualified Plan in 2008. As of the end of 2008, Mr. Hartman, Mr. Christy, Mr. Sampson, and Mr. Schwab have earned a vested interest in the Qualified Plan (completed at least 5 years of credited service). Ms. Nash will become vested in her benefit accrued through December 31, 2006 when she has completed the requisite years of service in July 2011. The present value of accumulated benefits under the Qualified Plan for each Named Executive Officer is disclosed in the “Executive Compensation — Pension Benefits” table and the change in those benefits during 2008 is disclosed in the “Executive Compensation — Summary Compensation Table.”
     Supplemental Executive Retirement Plan
     We also have a Supplemental Retirement Benefits Plan, or SERP, which provides unfunded, non-qualified retirement benefits for Mr. Hartman that are partially offset by benefits under the Qualified Plan and Social Security. We agreed to pay SERP benefits to Mr. Hartman as part of the compensation package when he was hired in 2002. Based on advice from our independent compensation consultant, we determined at the time Mr. Hartman was hired that SERP benefits were customary for chief executive officer positions and were necessary to attract top talent. We have also provided SERP benefits to previous chief executive officers.
     If Mr. Hartman had retired after he reached age 62-1/2, the SERP would have entitled Mr. Hartman to a lifetime annual annuity equal to (i) 60% of his annual average base salary and bonus for the 36 highest consecutive months of earnings out of the last 60 months prior to retirement, minus (ii) the sum of the annuity provided under the Qualified Plan and his Social Security benefits. Mr. Hartman has elected to have his SERP benefit be paid as a lump sum equivalent of the monthly annuity payable for life.
     Because Mr. Hartman retired before age 62-1/2, however, the benefit will commence no earlier than his 61st birthday (and later if required by law), and the benefit described above will be reduced by 0.33% for each complete month that the benefit commences prior to age 62-1/2. The SERP is unfunded and maintained as a book reserve account, which means that it is treated as one of our unsecured liabilities and is subject to our financial ability to make payments when they are due. The present value of Mr. Hartman’s accumulated SERP benefits is set forth in the Pension Benefits table and the change in those benefits during 2008 is disclosed in the “Executive Compensation — Summary Compensation Table.” As most of Mr. Hartman’s SERP benefit has already been accrued as an expense in our financial statements in prior periods, we do not expect the payment of Mr. Hartman’s SERP payment to have a material adverse effect on our results of operations in the period in which it is actually paid to him.

Other Executive Perquisites and Benefits
     All of our Named Executive Officers participated in our 401(k) plan in 2008 and received matching funds on the same basis as other participants. We match up to 4% of eligible compensation per year which for 2008 was $230,000. Matching funds paid on behalf of the Named Executive Officers are disclosed in the Summary Compensation Table.
     We reimbursed each of the Named Executive Officers for initiation fees and annual dues, as applicable, for membership in country clubs in 2008. We believe country club memberships enable our executives to entertain clients and develop business contacts within the communities in which we operate. Club fees and dues we paid for the Named Executive Officers are disclosed in the Summary Compensation Table.
     The Compensation Committee is reviewing the perquisites and benefits paid or made available to our employees in light of the legal requirement recently imposed on participants in the CPP and expects to implement a Company-wide policy in 2009 with respect to perquisites and benefits to the extent required by the new legal requirement.
Employment Termination Severance Benefits
     We provide our Named Executive Officers with severance benefits upon termination of employment in connection with a change in control of the Corporation and in certain other circumstances as deemed appropriate by the Compensation Committee. Each of our Named Executive Officers is entitled to benefits upon termination in connection with a change in control pursuant to our Amended and Restated Change in Control Agreement. In addition, we may negotiate severance benefits with other individual executives upon termination in other circumstances when the Compensation Committee deems appropriate. These benefits and arrangements are described in detail under “Executive Compensation - Other Potential Post-Employment Payments.”
     Due to our participation in the CPP, we are not permitted to pay amounts to our Named Executive Officers and our next five highest paid employees pursuant to these contracts as long as the preferred shares issued to Treasury under the CPP remain outstanding. It is not yet clear how the new law will be applied to pre-existing contractual obligations, as the relevant Treasury regulations interpreting the law have not yet been published. It appears unlikely, however, that we will be able to enter into new severance arrangements with our senior executives who terminate employment as long as the preferred shares issued to Treasury under CPP remain outstanding.
     On September 24, 2008, Mr. Sampson, agreed that he would leave his position as executive vice president and regional chairman of the Corporation — Michigan and begin working a reduced schedule, focusing on line level commercial banker support and assisting our bankers in managing client relationships in all of our regions. As part of this reassignment and in connection with Mr. Sampson’s transition toward retirement, Mr. Sampson entered into an agreement with us on November 4, 2008 to become effective upon his change in status on January 1, 2009. The agreement with Mr. Sampson allowed us to recognize a reduction in salary expense, while at the same time retaining Mr. Sampson’s specialized skills in areas where they are needed to drive our financial performance. The agreement is described in detail under “Executive Compensation — Other Potential Post-Employment Payments — Sampson Agreement.”
     Mr. Roy A. Eon retired as our strategic change officer on October 31, 2008. In connection with Mr. Eon's retirement, the Compensation Committee, upon Mr. Hartman’s recommendation, determined that Mr. Eon had fulfilled his responsibilities with regard to the integration of Republic Bank with our operations after our merger. As a result, in lieu of any other severance arrangement, the Compensation Committee determined to approve the vesting of Mr. Eon’s unvested restricted shares as of his retirement date and to approve the payment of the $200,000 retention bonus granted to him in connection with the Republic merger that would otherwise become due if he remained employed through December 31, 2008.

Section 162(m) Compliance
     Section 162(m) of the Internal Revenue Code restricts our ability to deduct executive compensation paid to each of our Named Executive Officers in excess of $1,000,000 in annual compensation. Certain performance-based compensation is exempt from this limitation if it complies with various conditions described in Section 162(m). Also, the Stock Plan and its predecessor plans contain provisions intended to cause compensation realized in connection with the exercise of options granted under the Stock Plan and its predecessor plans to be exempt from the Section 162(m) restriction. In addition to the restrictions under Section 162(m), we have agreed, as a condition to our participation in the CPP that we would not claim a federal tax deduction for compensation paid to any Named Executive Officer in excess of $500,000.
     Our compensation program will result in payments from time to time that are subject to these restrictions on deductibility, but we do not believe the effect of these restrictions on us is currently material or that further action to qualify compensation for deductibility is necessary at this time. It may be appropriate to exceed the limitation on deductibility to ensure that executive officers are compensated in a manner that is consistent with our best interests, the best interests of our shareholders and our executive compensation philosophy and objectives, and we reserve the authority to approve non-deductible compensation in appropriate circumstances.
Stock Ownership Guidelines
     Since September 2002, we have maintained common stock ownership guidelines for our executive officers. We believe that it is important for executive officers to own our common stock to ensure that their financial interests are directly aligned with those of our shareholders. In April 2008, upon the recommendation of the corporate governance and nominating committee and the Compensation Committee, as part of their periodic review of our stock ownership guidelines, the board revised our stock ownership guidelines in order to better align our Named Executive Officers’ interests with those of our shareholders and motivate our executives to make sound long-term business decisions. The corporate governance and nominating committee and the Compensation Committee, based on information from the compensation consultant, determined that the previous stock ownership guidelines for executive officers were below those of the customized peer group and general market, and the new stock ownership guidelines bring our stock ownership guidelines more in line with the guidelines of our peers. Under the new guidelines, the chief executive officer is required to hold 100,000 shares of our stock, and is provided a period of three years to attain such ownership level. The other Named Executive Officers whose base salaries are $250,000 or more are required to hold at least 30,000 shares of our common stock, and those Named Executive Officers whose base salaries are less than $250,000 are required to hold at least 10,000 shares or our common stock. The Named Executive Officers have five years from their date of appointment to attain such ownership. Shares owned through our 401(k) plan, by the officer’s spouse or other family members, by controlled trusts, and unvested shares of restricted stock, in addition to shares owned outright are included in the officer’s ownership for purposes of this guideline. The Compensation Committee is responsible for monitoring compliance with these guidelines and receives periodic updates from management with regard to progress towards complying with the guidelines. All of the Named Executive Officers who continue to serve as executive officers are in full compliance with the stock ownership guidelines, as shown in the table below as of March 31, 2009.

	Shares	401(k)	Restricted	Other		Ownership
	Owned	Shares	Shares	Ownership	Total	Guideline
Charles D. Christy	28,158	5,895	91,183	3,300	128,536	30,000
Cathleen H. Nash	14,174	-0-	118,457	-0-	132,631	100,000
Clinton A. Sampson	7,561	4,381	9,541	-0-	21,483	10,000
Executive Compensation Clawback Policy
     Our general pay-for-performance philosophy means that we will not reward executive officers for performance if we discover that the applicable performance was due to the officer’s fraud or other misconduct. To implement this principle, our board of directors has adopted an Executive Compensation Clawback Policy to allow us in certain circumstances to recover bonus and incentive compensation paid to an executive officer. Under this policy, if the board subsequently determines that, as a result of the executive’s misconduct, we are required to materially restate all or a significant portion of our financial statements for the period for which the compensation was paid, we have the right to require that the executive officer reimburse us for the amount of any related bonus or incentive compensation received, forfeit any vested options or restricted stock, or cancel any related unvested restricted or deferred equity awards granted on the basis of having met or exceeded performance goals if, according to the restated financial statements, such goals were not in fact met or exceeded. In deciding whether to pursue the remedies provided in the policy, the board may consider all relevant facts, including whether the misconduct by the executive officer that caused or partially caused the need for the restatement was negligent, intentional, or gross misconduct. In addition to the remedies provided in this policy, we may dismiss or pursue other legal remedies against the executive officer.
     In addition, to comply with the Treasury’s requirements with respect to the CPP, we are required to make cash or equity incentive compensation paid to Named Executive Officers and certain other highly compensated employees subject to recovery or “clawback” if the payments are based on materially inaccurate financial statements or other performance metric criteria. Section 304 of the Sarbanes-Oxley Act of 2002 also contains a requirement that the chief executive officer and the chief financial officer forfeit any bonus, incentive based compensation or equity-based compensation received and any profits from sales of our securities during the twelve month period following an accounting restatement due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.

Compensation And Human Resources Committee Report
     In accordance with its written charter adopted by the board of directors, the compensation and human resources committee of the board of directors determines and implements compensation and benefit systems for our executive officers and other employees.
     The Compensation Committee certifies that it has reviewed with the senior risk officer the Named Executive Officer compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.
     The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement, or CD&A, for the year ended December 31, 2008. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.
By the Compensation Committee of the Board of Directors:
Benjamin W. Laird, Chairman
Lizabeth A. Ardisana
Robert S. Cubbin
Dennis J. Ibold
Stephen J. Lazaroff

Summary Compensation Table
     The following table provides compensation information for the years ended December 31, 2008, 2007 and 2006 for our chief executive officer, chief financial officer, the three other most highly paid executive officers who were serving the Corporation at December 31, 2008 and one former executive officer whose employment terminated during 2008. We refer to these individuals in this proxy statement as our Named Executive Officers. The material terms of plans and agreements pursuant to which certain items set forth below were paid are discussed elsewhere in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

							Change in
							Pension Value
							and
							Nonqualified
							Deferred
					Stock	Non-Equity	Compensation	All Other
		Salary			Awards	Incentive Plan	Earnings	Compensation
Name and Principal		($)	Bonus		($)	Compensation	($)	($)	Total
Position	Year	(1)	($)		(2)	($)	(3)	(4)	($)
William R. Hartman	2008	810,000	-0-		688,688	-0- (6)	381,457	21,154	1,901,299
Chairman, President and	2007	767,678	-0-		573,134	-0- (6)	880,955	89,665	2,311,472
Chief Executive Officer(5)	2006	721,507	-0-		538,195	299,175	1,438,449	43,036	3,040,362

Charles D. Christy	2008	363,462	-0-		148,411	-0-	1,696	21,685	535,254
Executive Vice President	2007	341,078	-0-		121,743	116,247	1,681	20,945	601,694
& Chief Financial Officer	2006	314,541	-0-		115,863	130,474	10,021	47,893	618,792

Cathleen H. Nash	2008	459,000	-0-		164,261	-0-	384	20,956	644,601
Executive Vice	2007	436,769	-0-		137,594	146,192	380	23,270	744,205
President, Regional Banking(7)	2006	216,692	455,000	(8)	42,129	-0- (9)	8,108	138,536	860,465

John D. Schwab	2008	306,346	150,000	(11)	136,122	-0-	1,696	21,165	615,329
Executive VicePresident	2007	282,130	-0-		111,678	84,209	1,681	19,920	499,618
& Chief Credit Officer(10)	2006	250,105	-0-		103,911	102,907	10,021	30,891	497,835

Clinton A. Sampson	2008	280,385	150,000	(11)	126,496	-0-	1,259	290,105	848,245
Executive Vice President	2007	263,230	-0-		103,718	71,179	1,248	20,960	460,335
& Regional Chairman(12)	2006	244,922	-0-		89,511	91,230	9,604	25,363	460,630

Roy A. Eon	2008	200,792	200,000	(11)	201,265	-0-	1,691	19,920	623,667
Former Executive Vice
President & Strategic
Change Officer(13)

(1)	In 2008, salaries for our Named Executive Officers were frozen. In 2006 and 2007, salary increases were given to our Named Executive Officers that became effective in April of that year.

(2)	Stock awards consist of restricted shares of common stock. There were no stock awards in 2008. The amounts shown represent the expense recognized by the Corporation for restricted stock awards previously granted and held by our Named Executive Officers as determined under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 1 to the Corporation’s 2008 Consolidated Financial Statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. The SFAS 123R value reflects the Corporation’s costs of equity awards over the period in which the Named Executive Officer is required to provide service in exchange for the award.

(3)	The amounts shown for all Named Executive Officers reflect changes in pension values. Of the $381,457 increase in pension benefit value shown for Mr. Hartman in 2008, $379,302 is related to an increase in the value of Mr. Hartman’s SERP related to one year of aging. Of the $880,955 increase in pension benefit value shown for Mr. Hartman in 2007, approximately $800,000 is related to a change in the SERP agreement to provide a lump sum payment to Mr. Hartman at retirement. The remainder of the increase is related to the normal accrual of benefits taking into consideration an additional year of employment and changes in compensation. Of the $1,438,449 increase in pension benefit value shown for Mr. Hartman in 2006, approximately $600,000 is related to the normal accrual of benefits. The remainder of the increase is primarily related to an amendment to the SERP Agreement providing for an unreduced retirement benefit at age 62-1/2.

(4)	The following table shows the components of this column for 2008.

	401(k) Plan	Country			Total “All
	Matching	Club Dues	Retirement	Lump Sum	Other
Named	Contribution	and Fees	Contribution	Payments	Compensation”
Executive Officers	($)	($)	($)	($)	($)
William R. Hartman	9,200	6,329	5,625	-0-	21,154
Charles D. Christy	9,200	6,860	5,625	-0-	21,685
Cathleen H. Nash	9,200	6,131	5,625	-0-	20,956
John D. Schwab	9,200	6,340	5,625	-0-	21,165
Clinton A. Sampson	9,200	5,280	5,625	270,000	290,105
Roy A. Eon	9,200	5,700	5,020	-0-	19,920

(5)	Effective January 31, 2009, Mr. Hartman retired as our president and chief executive officer.

(6)	Mr. Hartman voluntarily forfeited his management incentive plan awards for 2007 and 2008.

(7)	Ms. Nash was hired by the Corporation as an executive vice president and head of consumer banking in July 2006 and was appointed as our president and chief executive officer effective February 1, 2009.

(8)	This amount consists of (a) $200,000 as a signing bonus paid to Ms. Nash in connection with her becoming an employee of the Corporation; and (b) $255,000 as her 2006 guaranteed bonus amount.

(9)	Ms. Nash did not receive an award under our management incentive plan for 2006, but rather she received a guaranteed bonus in connection with her becoming an employee, in the amount of $255,000, which is disclosed in the bonus column and footnote 8 to this table. In part, Ms. Nash’s bonus was a fixed amount in recognition of the fact that she would forfeit benefits as a result of leaving her former employer.

(10)	Mr. Schwab retired as our executive vice president and chief credit officer on February 2, 2009.

(11)	In connection with our merger with Republic in 2006, we entered into retention agreements with Messrs. Eon, Schwab and Sampson. The Compensation Committee approved, upon Mr. Eon’s retirement, payment of his retention award.

(12)	Effective January 1, 2009, Mr. Sampson left his position as executive vice president and regional president and began working a reduced schedule as executive vice president and commercial banking consulting advisor. In connection with his change in schedule and duties, Mr. Sampson received a lump sum payment equal to one year’s base salary. See “Executive Compensation — Other Potential Post — Employment Payments — Sampson Agreement.”

(13)	Mr. Eon retired from the Corporation effective October 31, 2008.

Grants of Plan-Based Awards
     There were no options or restricted shares granted in 2008 to any of our Named Executive Officers. The following table shows the estimated future payout under the grants made in early 2008 under our Management Incentive Plan for 2008 performance. As explained in “Executive Compensation — Compensation Discussion and Analysis,” the compensation and human resources committee and the board subsequently determined not to make any payments under the Management Incentive Plan for 2008 performance so that none of the amounts shown in the table will be paid. The performance conditions are described in detail in “Executive Compensation — Compensation Discussion and Analysis — Management Incentive Plan.”

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
Name	($)	($)	($)
William R. Hartman	292,500	585,000	877,500

Charles D. Christy	96,250	192,500	288,750

Cathleen H. Nash	132,600	265,200	397,800

John D. Schwab	73,750	147,500	221,250

Clinton A. Sampson	67,500	135,000	202,500

Roy A. Eon	46,200	92,400	138,600

Outstanding Equity Awards at Year-End
     The following table shows all outstanding equity awards held by our Named Executive Officers as of December 31, 2008.

	Options Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of Stock	Shares or Units
	Unexercised	Unexercised			That Have	of Stock That
	Options	Options	Option	Option	Not Vested	Have Not Vested
	(#)	(#)	Exercise Price	Expiration	(#)	($)
Name	Exercisable	Unexercisable	($)	Date	(1)	(2)
William R. Hartman					50,353	150,052
	43,935	-0-	29.02	1/31/2014
	77,500	-0-	29.06	1/31/2014
	225,000	-0-	26.01	5/29/2013
	225,000	-0-	31.99	2/25/2012

Charles D. Christy					11,183	33,325
	9,398	-0-	29.02	5/31/2015
	16,200	-0-	29.06	5/12/2014
	25,000	-0-	26.01	5/29/2013
	85,000	-0-	25.81	9/03/2012

Cathleen H. Nash					18,457	55,002
	-0-	-0-	-0-	-0-

John D. Schwab					10,254	30,557
	8,811	-0-	29.02	1/22/2014
	14,400	-0-	29.06	1/22/2014
	22,000	-0-	26.01	5/29/2013
	65,000	-0-	25.11	11/12/2012

Clinton A. Sampson					9,541	28,432
	7,342	-0-	29.02	5/31/2015
	14,400	-0-	29.06	5/12/2014
	50,000	-0-	30.23	11/17/2013

Roy A. Eon					-0-	-0-
	50,000	-0-	27.42	7/29/2012
	14,000	-0-	26.01	5/29/2013
	10,800	-0-	29.06	10/31/2013
	5,874	-0-	29.02	10/31/2013

(1)	Assuming continued employment with the Corporation, the restrictions associated with the restricted stock grants made to the Named Executive Officers, other than 10,111 of the shares granted to Ms. Nash, will lapse at the rate of one-third each year beginning on the first anniversary of the grant date. The restrictions associated with the 10,111 restricted shares granted to Ms. Nash in connection with her becoming an employee will lapse on July 3, 2009, which is the third anniversary of the grant date assuming she is employed by the Corporation on that date. The restricted shares reflected in this column become vested and transferable as follows:

	5/23/2009	6/28/2009	7/3/2009	5/23/2010	Total
William R. Hartman	18,084	14,186	-0-	18,083	50,353

Charles D. Christy	4,173	2,837	-0-	4,173	11,183

Cathleen H. Nash	4,173	-0-	10,111	4,173	18,457

John D. Schwab	3,825	2,604	-0-	3,825	10,254

Clinton A. Sampson	3,565	2,412	-0-	3,564	9,541

Roy A. Eon	-0-	-0-	-0-	-0-	-0-
If the Named Executive Officer terminates employment due to death or disability, or if we terminate the Named Executive Officer’s employment pursuant to our severance pay plan, then the Named Executive Officer will receive a pro-rata portion of any unvested restricted shares. However, if the Named Executive Officer retires, resigns, is terminated for cause, or is terminated without cause and not pursuant to our severance pay plan, then any unvested restricted shares will be forfeited. In the event of a change in control, the provisions of our Amended and Restated Change in Control Agreements would apply, and the restricted stock would become fully vested, subject to limitations imposed by applicable law at the time. Holders of restricted shares have voting and dividend rights with respect to these shares upon grant to the same extent as holders of other outstanding shares of common stock.

(2)	Market Value is based on the closing price of our common stock of $2.98 on December 31, 2008, as reported on the NASDAQ Global Select MarketSM.

Options Exercised and Stock Vested
     The following table shows all stock awards vested and the value realized upon vesting, by Named Executive Officers during the year ended December 31, 2008. None of the Named Executive Officers exercised options during 2008.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting(1)
Name	(#)	($)
William R. Hartman	32,270	145,509

Charles D. Christy	7,011	32,300

Cathleen H. Nash	4,174	23,959

John D. Schwab	6,430	29,617

Clinton A. Sampson	5,977	27,554

Roy A. Eon(2)	12,594	44,894

(1)	The value realized equals the market value of our common stock on the date that the transfer restrictions lapsed as reported on the NASDAQ Global Select MarketSM, multiplied by the number of shares for which the transfer restrictions lapsed.

(2)	The Compensation Committee agreed to have Mr. Eon’s unvested restricted shares become fully vested at the time of his retirement from the Corporation on October 31, 2008.

Non-Qualified Deferred Compensation
     We offer executive officers and selected key employees the right to participate in a non-qualified deferred compensation plan. Under the provisions of the plan, the participants may elect to defer up to 25% of their annual base salary and up to 100% of any cash incentive compensation. The plan does not allow for any employer contributions. The investment options available under the non-qualified deferred compensation plan are the same as those available under the Corporation’s 401(k) plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the participant’s termination of employment and shall be made in a single lump sum payment or, if the participant has made an irrevocable election at the time of enrollment, in equal annual installments over the period specified by the participant, not to exceed ten years. The following table shows certain information for Named Executive Officers under the Corporation’s non-qualified deferred compensation plan. Ms. Nash is the only Named Executive Officer currently participating in the Corporation’s non-qualified deferred compensation plan.

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contribution in	Earnings in	Withdrawals/	Last Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	End
Name	($)	($)	($)	($)	($)
William R. Hartman	-0-	-0-	-0-	-0-	-0-

Charles D. Christy	-0-	-0-	-0-	-0-	-0-

Cathleen H. Nash	70,300	-0-	-45,712 (1)	-0-	90,831 (2)

John D. Schwab	-0-	-0-	-0-	-0-	-0-

Clinton A. Sampson	-0-	-0-	-0-	-0-	-0-

Roy A. Eon	-0-	-0-	-0-	-0-	-0-

(1)	The loss on Ms. Nash’s deferred compensation is not included in the “Executive Compensation — Summary Compensation Table.”

(2)	Ms. Nash’s contributions of $70,300 in 2008, $52,000 in 2007 and $14,000 in 2006 are also included in her base salary as set forth in the “Summary Compensation Table.”

Pension Benefits
     The table shows each Named Executive Officer’s number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2008 under each of the plans, which are described in the “Executive Compensation — Compensation Discussion and Analysis - Retirement Benefits” section of this proxy statement. During 2008, none of the Named Executive Officers received payments under any of the plans.

		Number of
		Years Credited	Present Value of
		Service	Accumulated Benefit
Name	Plan Name	(#)	($)(1)
William R. Hartman(2)	Citizens Republic	7	49,830
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees SERP		6,878,072

Charles D. Christy	Citizens Republic	6	39,220
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

Cathleen H. Nash	Citizens Republic	3	8,872
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

John D. Schwab(2)	Citizens Republic	6	39,220
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

Clinton A. Sampson	Citizens Republic	5	29,112
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

Roy A. Eon	Citizens Republic	6	39,094
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

(1)	The Present Value of Accumulated Benefit is the lump sum value as of December 31, 2008 of the annual pension benefit payable for the Named Executive Officer’s life that was earned as of December 31, 2008. These lump sum values were determined on the following basis:
Cash Balance Pension Plan
Measurement date — 12/31/2008
The value of the Qualified Plan benefit is equal to the accumulated cash balance as of 12/31/2008
Supplemental Executive Retirement Plan
SERP Retirement Assumption — age 62-1/2
SERP Discount Rate — 6.0% pre-retirement; 4.73% for lump sum determination in accordance with the SERP agreement
Compensation — $780,000 with no earned bonus in 2008
SERP Mortality Assumption — None pre-retirement; Mortality under revenue ruling 2001-62 for lump sum determination in accordance with SERP agreement
Withdrawal and disability rates — None

(2)	Messrs. Hartman, Sampson and Schwab are eligible for early retirement benefits under the Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan for Employees. Employees with 5 or more years of service and who are at least age 55 may retire early. The amount of the early retirement benefit is equal to the accrued benefit as of the date of early retirement. Mr. Hartman and Mr. Schwab retired in early 2009.

Other Potential Post-Employment Payments
          We have entered into certain plans and agreements that require us to provide compensation to Named Executive Officers in the event of a termination of employment. Post-employment payments are provided for under the employment agreement with Mr. Hartman, the Stock Compensation Plan, change in control agreements, and retirement plans. These are described below.
          As long as the preferred shares issued to the Treasury under the CPP remain outstanding, there are limits on the ability to pay termination related or “golden parachute” payments. These limits are described in more detail under the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.
Hartman Employment Agreement and Retirement Agreement
          On January 31, 2009, Mr. Hartman retired as our president and chief executive officer, but will remain as the non-executive chairman until the annual meeting of shareholders to assist with transitional matters. In connection with Mr. Hartman’s retirement, on January 22, 2009, we entered into an agreement with Mr. Hartman that provides for Mr. Hartman’s compensation as non-executive chairman during the transition period (in lieu of the standard non-employee director compensation) and terminates portions of Mr. Hartman’s employment agreement relating to his employment with us, while leaving in place the nonsolicitation, noncompete, confidentiality and certain other miscellaneous provisions.
          As compensation for his services as non-executive chairman from February 1, 2009 through the annual meeting, the agreement provides that Mr. Hartman will receive, in lieu of the compensation paid to outside directors during that period, a fee of $60,000, payable in three installments on February 1, 2009, March 1, 2009 and the annual meeting date. He will also be entitled to be reimbursed for expenses incurred in connection with his services on the same terms as the other outside directors, and to an office, administrative assistance and the use of his Company computer and communications devices while serving as non-executive chairman. According to the restricted stock agreements we entered into with Mr. Hartman in 2006 and 2007, upon Mr. Hartman’s retirement, any unvested shares of restricted stock were forfeited. Mr. Hartman is otherwise receiving no compensation in connection with his departure other than pursuant to agreements and arrangements disclosed elsewhere in this proxy statement.
          Prior to its modification as described above, Mr. Hartman’s employment agreement provided that Mr. Hartman would serve as our chief executive officer until December 31, 2010 and as executive chairman of the Corporation from January 1, 2011 to December 31, 2012. Mr. Hartman would continue as a member of our board of directors and would serve as the chairman of the board beginning December 29, 2007. While serving as chief executive officer, Mr. Hartman would receive an annual base salary of at least $740,000, a target annual bonus of no less than 75% of his annual base salary and annual equity incentive awards on terms and conditions no less favorable than those provided to our other senior executives, taking into account competitive practices at comparable institutions. In addition, equity incentive awards granted to Mr. Hartman prior to December 31, 2010 would vest no later than December 31, 2010. While serving as executive chairman, Mr. Hartman’s annual base salary would be no less than 50% of his final annual base salary as chief executive officer. Subject to these limitations, his base salary, annual bonus and annual equity incentive awards would be determined by the Compensation Committee.
          The agreement also entitled Mr. Hartman to employee benefits, fringe benefits and perquisites on a basis no less favorable than those provided to our other senior executives. Upon his retirement, Mr. Hartman and his spouse would be eligible to participate in our group healthcare programs for retirees at their own expense.
          If Mr. Hartman’s employment were terminated by us without “cause” or by him for “good reason,” we would have been obligated to pay him a lump sum severance benefit. This severance benefit would have consisted of an amount equal to the sum of any accrued amounts not yet paid (such as earned incentive compensation for the prior year, accrued vacation pay and unreimbursed business expenses), plus a pro-rata target bonus for the year of termination, plus an amount equal to the sum of his base salary and target incentive payment multiplied by three. In addition to this amount, Mr. Hartman would have been entitled to:

•	The full vesting of all outstanding equity-based compensation;

•	The transfer of his club membership to him (but he would have assumed all monthly charges); and

•	Full coverage in all welfare benefits at our cost for Mr. Hartman and his eligible dependents for three years after termination.

          The term “cause” means:
(i)	the continued failure to substantially perform his duties, other than failure resulting from his incapacity due to physical or mental illness, after we make a written demand for substantial performance that identifies the manner in which he has not performed his duties;

(ii)	conviction, guilty plea or plea of nolo contendere by Mr. Hartman for any felony or crime involving moral turpitude resulting in reputational harm to us; or

(iii)	Mr. Hartman willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to us.
          The term “good reason” means the occurrence of any of the following, absent Mr. Hartman’s written consent:
(i)	if we fail to appoint him to the same position;

(ii)	if we assign him any duties inconsistent with his current status;

(iii)	if we fail to perform our obligations under the employment agreement;

(iv)	if we change his reporting relationship; or

(v)	if we fail to re-elect Mr. Hartman to the board of directors other than for cause, death or disability.
          Upon Mr. Hartman’s death or disability, the employment agreement would have terminated with no further obligation to Mr. Hartman or his legal representatives, except for accrued obligations.
          If there would have been a “change in control” (as defined in the change in control agreement between Mr. Hartman and us), the termination benefits Mr. Hartman would have received would have been the better of those provided under his employment agreement or his change in control agreement, as described below. The employment agreement also entitled Mr. Hartman to an excise tax gross-up if he were subject to the 20% excise tax on excess parachute payments under Section 280G and Section 4999 of the Internal Revenue Code.
          In order to be eligible for the severance benefits discussed above, Mr. Hartman is prohibited, for two years following termination, from soliciting our employees or competing with us. He is also subject to confidentiality and non-disparagement obligations.

Nash Letter Agreement
              On January 22, 2009, we entered into an agreement with Ms. Nash, our president and chief executive officer. Ms. Nash will be employed on an at-will basis and will receive the following:
•	An annual base salary of $600,000;

•	Annual incentive awards under the Management Incentive Plan to the extent that such awards are granted to the executive officers and subject to any restrictions on our ability to pay incentive compensation as long as the preferred shares issued to Treasury under the CPP remain outstanding; and

•	A long-term award in 2009 under our Stock Compensation Plan equal to $300,000 in cash and 100,000 shares of restricted stock, with performance based vesting terms as described under “Executive Compensation — Compensation Discussion and Analysis- Long Term Equity-Based Compensation.”
              Her annual salary, incentive compensation and long-term compensation will be reviewed annually by the Compensation Committee and approved by the board of directors. Ms. Nash will continue to be eligible for other employee benefits and perquisites to the same extent provided to other executive officers. If her employment is terminated without cause other than in connection with a change in control, she will be entitled to two years of salary continuance, plus outplacement services. If her employment terminates due to death or disability, she will be eligible for the same benefits provided to other executive officers. Ms. Nash has agreed to non-compete and non-solicitation covenants expiring two years after her termination of employment, as well as confidentiality and non-disparagement covenants.
Sampson Agreement
              On September 24, 2008, Mr. Sampson agreed that he would leave his current post and begin working a reduced schedule focusing on line level commercial banker support and assisting our bankers in managing client relationships in all of our regions. As part of this reassignment and in connection with Mr. Sampson’s transition toward retirement, Mr. Sampson entered into an agreement with us on November 4, 2008. The material terms of the agreement are as follows:
•	Effective January 1, 2009, Mr. Sampson’s employment will be reduced from five (5) business days per week to three (3) business days per week on an “at will” basis and his annual salary will decrease to $162,000, or 60% of his current annual salary of $270,000.

•	Mr. Sampson will receive a lump sum payment equal to one year’s current salary ($270,000) no later than January 15, 2009.

•	Mr. Sampson will be eligible to receive the $150,000 retention bonus after December 31, 2008 that was granted to him in connection with the Republic merger which closed in December 2006.

•	Mr. Sampson would have been eligible to participate in our 2009 Management Incentive Plan at a participation rate of 30% of his 2009 base salary but as previously noted, no MIP payments will be made to members of our Executive Council, including the Named Executive Officers and Mr. Sampson for 2009 performance.

•	Mr. Sampson will receive a bi-weekly car allowance in the amount of $384.62.

•	The Amended and Restated Change in Control Agreement between Mr. Sampson and us dated February 26, 2008 will remain in effect.

•	Mr. Sampson irrevocably and unconditionally releases the Company from any claim he may have in the past, or currently has, against us arising out of or relating to his employment with us, including but not limited to the transition from full time employment to part time employment.

•	Mr. Sampson will not be eligible for any additional severance benefits other than the benefits set forth in the agreement.

•	Mr. Sampson will also no longer be eligible to receive future grants of equity based long-term incentive compensation. His current grants of restricted stock, however, will continue to vest in the normal course as long as he remains employed by us.
Stock Compensation Plan
              The Stock Compensation Plan prescribes that unless specified differently in any equity grant agreement, upon a change in control, all unvested equity awards shall immediately vest. Each of the 2007 restricted stock agreements provides that upon the death or disability of the Named Executive Officer, the restrictions on the shares shall lapse on a pro rata portion of the shares equal to the product of:
(i)	the number of shares subject to vesting on the next anniversary of the grant date; and

(ii)	a fraction, the numerator of which is the number of days that have lapsed from the previous vesting date (or grant date if none of the shares have vested) through the date of the death or disability, and the denominator of which is 365.
Change in Control Agreements
              We have change in control agreements with each of our Named Executive Officers. The agreements provide severance benefits if there is a change in control of the Corporation and each Named Executive Officer’s employment with us is actually or constructively terminated at any time within three months prior to or on the date of such change in control, or within twenty-four months after a change in control. A “change in control” is defined as:
(i)	the acquisition by any person or group of 20% or more of the outstanding common stock in a transaction which has not been approved by a majority of the board of directors;

(ii)	a liquidation or dissolution of the Corporation;

(iii)	a sale of substantially all of the assets of the Corporation;

(iv)	a merger, consolidation or combination in which our shareholders immediately before such a transaction do not continue to control more than 65% of the voting power of the resulting entity; or

(v)	under certain circumstances, a change in a majority of the members of the board of directors within a two-year period.

              Our Named Executive Officers’ employment will have been constructively terminated following a change in control if:
(i)	there is a significant reduction in the scope of the executive’s authority or in the extent of such executive’s powers, functions, duties or responsibilities;

(ii)	there is a reduction in the executive’s rate of compensation;

(iii)	fringe benefits are not provided to the executive on a basis commensurate with other executives; or

(iv)	there are changes in our executive’s responsibilities, which would require moving such executive’s job outside of lower Michigan.
              Each change in control agreement provides severance benefits of a lump sum payment equal to three times the executive’s annual base salary immediately prior to the change in control (or, if higher, the executive’s annual base salary on the date employment is terminated) plus three times the greater of the anticipated award amount under the MIP in the year termination occurs or the highest MIP award paid to the Named Executive Officer in the last three calendar years of employment. In addition, the change in control agreements provide our executives:

•	Continued coverage under the medical, dental and life insurance benefit plans for three years after termination, provided the executive does not enter into other employment providing comparable benefits;

•	Transfer of any club memberships;

•	Accelerated vesting of all stock options and restricted stock awards; and,

•	Payment of up to $20,000 for outplacement services.

              We will also provide our executives with an additional amount (gross-up amount) for each calendar year in which they receive an excess parachute payment. This gross-up amount is intended to cover the liability for any parachute tax on the excess parachute payment as well as federal and state income taxes and parachute tax on the additional amount.
              In addition to the standard confidentiality requirements, our executives may not, for a period of two years following termination of employment, accept employment, consult for or otherwise assist any other financial institution, which conducts business from a location within fifty (50) miles of any of our locations.
              We amended our change in control agreements in 2008 to comply with Section 409A of the Internal Revenue Code. In addition, payments to the Named Executive Officers and to certain other employees under these agreements are prohibited as long as the preferred shares issued to Treasury under the CPP remain outstanding.
Retirement Plans
              In the event of a termination due to retirement, our Named Executive Officers receive benefits under our retirement plan, and in the case of Mr. Hartman, under both the retirement plan and the SERP that we maintain for his benefit. These items are described in detail in “Executive Compensation — Compensation Discussion and Analysis — Retirement Benefits” of this proxy statement.

Potential Post-Employment Payments Table
          The table below represents the lump sum maximum amount each Named Executive Officer (other than Mr. Eon who terminated employment prior to year end) would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2008. Due to our participation in the CPP, we are not permitted to pay amounts to our Named Executive Officers for departure from the Corporation for any reason (other than payments for services performed or benefits accrued) as long as the preferred shares issued to Treasury under the CPP remain outstanding.

		Involuntary
	Quit/	Termination	Change In	Change In
	Termination	Not For	Control	Control With		Death	Disability
Named Executive	For Cause	Cause	(1)	Termination	Retirement	(2)	(2)
Officer	($)	($)	($)	($)	($)	($)	($)

William R. Hartman	-0-	4,880,803	150,053	6,650,028	7,381,649	7,403,527	7,389,091

Charles D. Christy	-0-	-0-	33,328	2,161,485	39,220	12,554	12,554

Cathleen H. Nash	-0-	-0-	55,004	2,941,337	8,872	8,246	8,246

John D. Schwab	-0-	-0-	30,560	1,854,223	39,220	11,513	11,513

Clinton A. Sampson	-0-	-0-	28,434	1,562,726	29,112	10,706	10,706

(1)	The amounts shown in this column reflect the value of restricted shares with respect to which transferability restrictions would have lapsed if a change in control had occurred on December 31, 2008.

(2)	The amounts in this column reflect the pro-rata value of the restricted shares with respect to which transferability restrictions would have lapsed had the Named Executive Officers terminated employment because of death or disability on December 31, 2008. The amount shown for Mr. Hartman also includes the benefits payable under his SERP.

Retention Awards
          In connection with our merger with Republic in 2006, we entered into retention agreements with Messrs. Schwab, Eon and Sampson. The retention agreements were designed to keep these key executives in place during the critical integration and transition process related to the merger efforts. These agreements entitle Messrs. Schwab, Eon and Sampson to a lump sum payment of $150,000, $200,000 and $150,000, respectively, following December 31, 2008 if (i) they remain active employees through December 31, 2008 and (ii) their job performance continues at an acceptable level consistent with their past performance. As part of these agreements, the recipients have waived any benefits to which they might otherwise have been entitled under their change in control agreements due to the Republic merger. The Compensation Committee approved the payment of Mr. Eon’s $200,000 retention award even though he retired on October 31, 2008. The decision of the Compensation Committee is described in more detail under “Executive Compensation — Compensation Discussion and Analysis — Employment Termination Severance Benefits.” In the absence of this waiver, if Messrs. Schwab, Eon and Sampson had experienced a qualified termination of their employment within three months prior to the merger or within twenty-four months of the merger, they would each have been entitled to payments of approximately $2 million under their change in control agreements.
Compensation Committee Interlocks And Certain Transactions And Relationships
          There were no interlock relationships involving members of the Compensation Committee in 2008, nor were there any transactions involving us in which any member of the Compensation Committee or any member of their immediate family had a direct or indirect material interest. The members of the Compensation Committee are Benjamin W. Laird, Lizabeth A. Ardisana, Robert S. Cubbin, Dennis J. Ibold, and Stephen J. Lazaroff.
          During 2008, our banking subsidiaries had, and expect to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. These transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions are made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features. All credit transactions involving directors and executive officers are reviewed and, when required, approved by the board of directors. None of these loans is currently disclosed as non-accrual, past due, restructured or as a potential problem in our Annual Report on Form 10-K for the year ended December 31, 2008.
          We and our banking subsidiaries maintain a written policy requiring the pre-approval by the board of directors of all lending transactions between us and executive officers and directors in compliance with Federal Reserve Regulation O. Although we do not have a written policy with regard to the approval of other transactions between us and our executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in our Code of Ethics and are generally discouraged. To the extent any such transactions are proposed, they would be subject to approval by the board of directors in accordance with applicable law and the NASDAQ Marketplace Rules, which require that any such transactions required to be disclosed in our proxy statement be approved by a committee of independent directors of our board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10% of the common stock, whom we refer to collectively as our reporting persons, are required to report their ownership of the common stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and pursuant to applicable rules, we are required to report in our proxy statement any failure to file by these due dates. Based on certifications received from our reporting persons and on copies of the reports that they have filed with the Commission, all required reports of reporting persons have been timely filed with the Commission since the beginning of 2008, except that each of the following reporting persons did not timely file on a Form 4 the automatic conversion of the contingent convertible perpetual noncumulative preferred stock, Series A to common stock upon amendment of our Articles: Mses. Lizabeth A. Ardisana and Louise O’Connell and Messrs. Charles D. Christy, Richard J. Dolinski, Martin E. Grunst, William R. Hartman, Gary Hurand, Benjamin W. Laird, Randall J. Peterson, Peter W. Ronan, Kendall B. Williams and James L. Wolohan; and Mr. Roy A. Eon did not timely file on a Form 4 shares sold to pay for taxes related to the restrictions lapsing on previously granted shares.

Report Of The Audit Committee
          In accordance with its written charter adopted by our board of directors, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.
          The audit committee received and reviewed a statement from the independent auditors describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.
          The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The audit committee also discussed the results of the internal audit examinations.
          The audit committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2008 with management and the independent auditors.
          Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The audit committee also reappointed the independent auditors to serve as such for 2009, subject to ratification by our shareholders.
By the Audit Committee of the Board of Directors:
Richard J. Dolinski, Chairman
Gary J. Hurand
Benjamin W. Laird
James L. Wolohan
Steven E. Zack

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
General
          In 2008, Ernst & Young LLP, or E&Y, performed audit and audit related services for us, which included examination of our consolidated financial statements, and consultation with us and our subsidiaries on accounting and reporting matters. The audit committee has appointed E&Y as independent auditors for 2009, subject to ratification by the shareholders. Although neither our organizational documents nor Michigan law require the shareholders to ratify the appointment of our independent auditors, the board has determined to seek shareholder ratification of the appointment of our independent auditors as part of its corporate governance practices. Accordingly, a resolution will be presented at the meeting to ratify their appointment. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy on this proposal is required for approval. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote. If the shareholders do not ratify the appointment of E&Y, then the audit committee will reconsider the selection of the independent registered public accounting firm. However, even if the appointment of E&Y is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our shareholders’ best interests.
          Representatives of E&Y will attend the annual meeting, will have an opportunity to make a statement and will be available to answer any questions by shareholders.
Fees
          Audit Fees. E&Y billed us a total of $1,483,027 and $1,287,322 during 2008 and 2007, respectively, for professional services in connection with the audit of our annual financial statements and the review of the quarterly financial statements during each such year. The amounts shown for 2008 and 2007 include fees relating to the audit of our internal controls over financial reporting and for 2007, fees related to the Republic merger.
          Audit Related Fees. E&Y billed us a total of $113,500 and $105,000 during 2008 and 2007, respectively, for assurance and related services that were related to the performance of the audit and review of the financial statements, including audits of our benefit plans.
          Tax Fees. E&Y did not bill us for tax compliance, tax advice and tax planning services in 2008 and 2007.
          All Other Fees. E&Y billed us a total of $2,000 and $41,827 for other services rendered during 2008 and 2007, respectively. These fees related primarily to E&Y’s online accounting research tool.
          Although we have not developed a formal written policy for pre-approval of audit and non-audit services provided by E&Y, it is our policy and consistent practice that the audit committee of the board of directors approve in advance all audit services and permissible non-audit services provided by our independent auditors. The audit committee preapproved all of the services performed by E&Y in 2008.
          The audit committee does not consider the provision of the services described above by E&Y to be incompatible with the maintenance of E&Y’s independence.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT AUDITORS.

OTHER MATTERS
          The board of directors is not aware of any other matters that may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

CITIZENS REPUBLIC BANCORP, INC. /s/ Thomas W. Gallagher Thomas W. Gallagher Executive Vice President, General Counsel and Secretary

Flint, Michigan
April 15, 2009

CITIZENS REPUBLIC BANCORP, INC.
** IMPORTANT NOTICE **
Regarding the Availability of Proxy Materials
You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
CITIZENS REPUBLIC BANCORP, INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735
Shareholder Meeting to be held on 5/27/09

Proxy Materials Available
•	Notice and Proxy Statement

•	Annual Report

•	Form of Proxy

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See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information

Meeting Type:	Annual
Meeting Date:	5/27/09
Meeting Time:	10:00 a.m.
For holders as of:	3/31/09

Meeting Location:

Genesys Conference and Banquet Center
805 Health Park Blvd
Grand Blanc, MI 48439

Meeting Directions:

For directions to the meeting,
Contact Kristine Brenner at 810-257-2506

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Voting Items

THE BOARD OF DIRECTORS RECOMMEND A
VOTE “FOR” ITEMS 1, 2, and 3.

1.	ELECTION OF DIRECTORS Nominees:

	01)	George J. Butvilas

	02)	Robert S. Cubbin

	03)	Benjamin W. Laird

	04)	James L. Wolohan

2.	To approve the compensation of certain of our executive officers.

3.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

CITIZENS REPUBLIC BANCORP, INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CITIZENS REPUBLIC BANCORP, INC.
THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2, and 3.
Vote on Directors	For	Withhold	For All	To withhold authority to vote for any individual
1. ELECTION OF DIRECTORS	All	All	Except	nominee(s), mark “For All Except” and write the
Nominees:				number(s) of the nominee(s) on the line below.

01) George J. Butvilas 02) Robert S. Cubbin 03) Benjamin W. Laird 04) James L. Wolohan	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	To approve the compensation of certain of our executive officers.	☐	☐	☐

3.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thererof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR all nominees named above and FOR items 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100175&gkp=203215

CITIZENS REPUBLIC BANCORP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 27, 2009
The undersigned shareholder(s) hereby appoint(s) Stephen J. Lazaroff and Lizabeth A. Ardisana, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Citizens Republic Bancorp, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time, on May 27, 2009, at the Genesys Conference and Banquet Center located at 805 Health Park Blvd. in Grand Blanc, Michigan, and any adjournment or postponement thereof, and in their discretion, upon such other matters as may properly come before the meeting including the election of any person to the board of directors where a nominee named in the proxy statement dated April 15, 2009, is unable to serve or, for good cause will not serve. The undersigned acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and proxy statement dated April 15, 2009 and the 2008 Annual Report to Shareholders, ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revoke(s) all former proxies.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE